Exhibit 6.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2017, by and between Legion Select Venture Fund, LLC, a Delaware limited liability company (“Transferor”), and Legion Select Holdings, LLC, a Florida limited liability company (the “Company”). Each of the foregoing parties may be referred to herein as a “£fil:!y” and collectively as the “Parties.”

RECITALS

WHEREAS, Transferor and the Company desire to enter into this Agreement pursuant to which (a) Transferor will convey certain assets and certain liabilities of Transferor to the Company, and (b) as consideration for such contribution, the Company will issue to Transferor 100% of the Preferred Interest in the Company, on the terms and subject to the conditions set forth in this Agreement (the “Contribution”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CONTRIBUTION OF ASSETS

1.1 Contribution of Assets. On the terms and subject to the conditions hereof, Transferor hereby contributes, conveys, assigns, transfers and delivers to the Company, and the Company hereby acquires and accepts from Transferor, all of Transferor’s right, title and interest in and to the following assets, properties, rights and interests of Transferor (collectively, the “Contributed Assets”), free and clear of all Liens other than Permitted Liens:

(a)  all of the loans evidenced by the Notes listed on Schedule A (collectively, the “Contributed Loans”), including, without limitation, all of Transferor’s right, title and interest in and to the Notes and the Loan Documents, all amounts due and owing thereunder, all Collateral secured thereby, and any pre-paid interest reserves associated therewith;

(b) all of the Equity Interests listed on Schedule B (collectively, the “Contributed Equity Interests”), including, without limitation, all of Transferor’s right, title and interest in and to the Constituent Documents evidencing the Contributed Equity Interests identified on Schedule B (collectively, the “Contributed Constituent Documents”), and all amounts distributed in accordance therewith;

(c)  all of Transferor’s claims, deposits, prepayments, refunds, credits, causes of action, lights of recovery and set-off of any kind relating to the Contributed Loans or the Contributed Equity Interests (other than those that are Excluded Liabilities and those that relate to any Taxes); and

(d)  all Cash on Hand of Transferor as of the Closing Date.

Nothing in this Section 1.1 shall obligate the Company to assume any Liability, whether related to the Contributed Assets or otherwise, unless the Company expressly assumes such Liability pursuant to the terms and conditions of Section 1.2 of this Agreement.

1.2  Assumption and Exclusion of Liabilities. Subject to the provisions of this Agreement, the Company shall only assume the Liabilities of Transferor (a) under the Contributed Loans listed on Schedule A, and (b) pursuant to the Contributed Constituent Documents listed on Schedule B, but, in each case, only to the extent such Liabilities arise and are first required to be performed on or after the Closing Date (excluding any liabilities for breach of such documents by Transferor prior to the Closing Date) (collectively, the “Assumed Liabilities”). With the exception of the Assumed Liabilities, the Company shall not by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any Liability of any nature of Transferor or any of its Affiliates, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date.

1.3  Consideration. On the Closing Date, as consideration for the contribution of the Contributed Assets set forth under this Article 1, the Company shall issue to Transferor one hundred percent (100%) of the Preferred Interest of the Company and assign to Transferor an initial Capital Account balance of Six Million, Seven Hundred Eight Thousand, Seven Hundred Eighty-Two and 58/100 Dollars ($6,708,782.58).

1.4  Closing. The closing of the Contribution of the Contributed Assets (the “Closing”) shall take place on the date hereof (the “Closing Date”) and shall be effective as of [12:01] a.m. Orlando Time on the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor hereby represents and warrants to the Company with respect to the matters specified in this Article 2 as follows:

2.1  Organization and Qualification. Transferor is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Other than the Company, Transferor does not have any subsidiaries. Transferor has the requisite limited liability company power and authority to own and lease the assets which it owns and leases and to perform all of its obligations under each Contract by which it is bound.

2.2  Authorization; Enforceability. Transferor has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Transferor, and this Agreement constitutes the legal, valid and binding obligation of Transferor, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

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2.3  No Violation. Neither the execution and delivery of this Agreement, nor the performance by Transferor of its obligations hereunder, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any material obligation of Transferor under, or (c) result in the creation of any Lien (other than Permitted Liens) upon any of the assets of Transferor under (i) the Constituent Documents of Transferor or (ii) any of the terms, conditions or provisions of (A) any Contract which is a Contributed Assets, or (B) any Contract to which the Contributed Assets are bound or conflict with or violate in any material respect any Laws applicable to Transferor or by which any of the Contributed Assets are bound, except, in the case of the preceding clause (ii), for any matters that would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Transferor’s performance under this Agreement or the transactions contemplated hereby.

2.4   Governmental Consents. No permit, Consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required of Transferor in connection with the execution, delivery and performance by Transferor of this Agreement and the consummation of the transactions contemplated hereby, which, if not made or obtained, would result in a material violation of any Law, or result in any material Liability to Transferor, or which would prohibit the consummation of the transactions contemplated hereby.

2.5  Taxes. Transferor has filed, will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file, all Tax Returns required by applicable Law to be filed by it (including with respect to the Contributed Assets) prior to or as of the date hereof, and such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects. Transferor has paid and discharged or, where payment is not yet due, has established, or will establish or cause to be established, on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to (a) any period ending prior to or on the Closing Date and (b) the portion through the Closing Date for any period that includes (but does not end on) the Closing Date. There are no Liens, claims or assessments pending against Transferor or its assets for any alleged deficiency in any Tax (other than for current Taxes not yet due and payable), and Transferor has not been notified of any proposed Tax claims, Liens or assessments against it. Transferor is not, has not been, nor has been notified that it will be the subject of any examination by a Taxing Authority. No claim has ever been made by a Taxing Authority in a jurisdiction where Transferor does not file Tax Returns that either Transferor is or may be subject to taxation by that jurisdiction. Transferor is not party to any Tax indemnity, allocation or sharing agreement.

2.6  Ownership and Transfer of the Contributed Assets. Transferor has good title to all of the Contributed Assets, free and clear of any Liens, other than Permitted Liens and any other Lien which will be terminated at the Closing. Transferor has the unrestricted right to contribute, sell, transfer, assign, convey and deliver to the Company all right, title and interest in and to the Contributed Assets without penalty or other adverse consequences.

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2.7 Loan Documents. With respect to each Contributed Loan:

(a)  Transferor has provided the Company true and complete copies of the Note and other Loan Documents and all other material documents, instruments, notices by or to Transferor to or from any of the Borrowers or other writings pertaining to any Contributed Loan or any Loan Documents of a material nature in Transferor’s possession.

(b)  The outstanding Indebtedness unpaid of each Contributed Loan is as set forth on Schedule A subject to reasonable discrepancies related to variances in interest calculations, as well as reasonable write downs or charge offs that may occur from time to time due to bad debt.

(c)  There are no additional funding or disbursement obligations of any kind (whether fixed, contingent, conditional or otherwise) with respect to any Contributed Loan (including any obligation to make advances or to purchase participations in letters of credit or loan under any Loan Documents or any obligation relating to any currently or interest rate swap, hedge, or similar arrangement) that the Company is or shall be required to pay or otherwise perform that Transferor has not paid or otherwise performed in full.

(d)  There is no refund obligation of any kind for deposits, credits or reserve accounts with respect to any Contributed Loan that Transferor or the Company is or shall be required to return, pay or otherwise perform that Transferor has not returned, paid or otherwise performed in full.

(e)  Transferor has complied with, and has performed, all material obligations required to be complied with or performed by it under the Loan Documents, and Transferor has not breached in any material respect any of its representations, warranties, obligations, agreements or covenants under any of the Loan Documents.

(f)  Transferor has not effected or received the benefit of any setoff against any Borrower on account of any Contributed Loan.

(g)  Except as described in the Loan Documents, none of the Loan Documents has been amended or terminated, Transferor has not waived any term or provision of any Loan Document, including with respect to the amount or time of any payment of principal or the rate or time of any payment of interest, and Transferor has not released or subordinated any deed of trust, security interest or other Lien securing any Contributed Loan.

(h)  Transferor has not received any written notice that: (i) any payment or other transfer made to or for the account of Transferor from or on account of any Borrower under the Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer, or (ii) the Loan Documents are void, voidable, unenforceable or subject to any impairment.

(i)  There is no action, suit or other proceeding of which Transferor has knowledge pending relating to any Contributed Loan or any Collateral in any court or by or before any other Governmental Authority that would materially adversely affect the value of any Contributed Loan or any Collateral.

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2.8  Contributed Constituent Documents. With respect to each Contributed Equity Interest:

(a)  Transferor has provided the Company true and complete copies of the Contributed Constituent Documents and all other material documents, instruments, notices by or to Transferor to or from any of the Issuer or other writings pertaining to any Contributed Equity interest or any Contributed Constituent Documents of a material nature in Transferor’s possession.

(b)  there is no additional funding or disbursement obligations of any kind (whether fixed, contingent, conditional or otherwise) with respect to any Contributed Equity interest that the Company is or shall be required to pay or otherwise perform that Transferor has not paid or otherwise performed in full.

(c)  Transferor has complied with, and has performed, all material obligations required to be complied with or performed by it under the Contributed Constituent Documents, and Transferor has not breached in any material respect any of its representations, warranties, obligations, agreements or covenants under any of the Contributed Constituent Documents.

(d)  Except as described in the Contributed Constituent Documents, none of the Contributed Constituent Documents has been amended or terminated, Transferor has not waived any term or provision of any Contributed Constituent Document.

(e)  There is no action, suit or other proceeding of which Transferor has knowledge pending relating to any Contributed Equity Interest or any Contributed Constituent Document in any court or by or before any other Governmental Authority that would materially adversely affect the value of any Contributed Equity Interest.

2.9  Foreign Person. Transferor is not a foreign person within the meaning of Section 1445 of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Transferor as follows:

3.1  Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida.

3.2  Authorization: Enforceability. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

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3.3  No Consents. No material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement by the Company.

3.4 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Company of the transactions contemplated hereby will (a) constitute a default under the Constituent Documents of the Company, or (b) conflict with or violate any Laws applicable to the Company or by which any of its properties is bound.

ARTICLE 4

CLOSING

4.1 Time and Place. The Closing shall occur simultaneously with the execution of this Agreement and shall be effective as of 12:01 a.m. Orlando time on the Closing Date.

4.2  Deliveries by Transferor.

(a) Contributed Loans. At the Closing, Transferor shall deliver or cause to be delivered to the Company: (i) Original Notes or, if Transferor is unable to locate the original Notes, a Lost Note Affidavit in respect of such Notes which contains a copy of the Notes in question and certifies the completeness and accuracy of the copy, (ii) original executed allonges to each Note, in substantially the form of Exhibit B attached hereto, and (iii) original executed assignments of the other Loan Documents, in form and substance reasonably acceptable to the Company. Transferor will execute or otherwise authorize to be filed an assignment of any applicable UCCs. Further, Transferor will execute a notice letter to each Borrower indicating that the applicable Loan or Loans have been assigned to the Company.

(b) Contributed Equity Interests. At the Closing, Transferor shall deliver or cause to be delivered to the Company executed assignments of Contributed Equity Interests.

(c) Other Documents of Title. At the Closing, Transferor shall deliver or cause to be delivered to the Company duly executed bills of sale and all other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to the Company and to vest in the Company good and marketable title to the Contributed Assets (in recordable form, where appropriate), including certificate of title or origin (or like documents) with respect to all vehicles and other equipment included in the Contributed Assets for which a certificate of title or origin is required in order for title thereto to be transferred to the Company.

(d) Consents. At the Closing, Transferor shall deliver or cause to be delivered to the Company all copies of all consents the Company deems necessary or desirable in order to consummate the Contribution and the other transactions contemplated by this Agreement, including all consents required for the Company to acquire the rights and benefits to the Contracts each in form and substance reasonably acceptable to the Company.

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(e)  Other Documents. At the Closing, Transferor shall deliver or cause to be delivered to the Company such other documents and instruments as the Company may reasonably request to consummate the transactions contemplated hereby.

4.3  Deliveries by the Company. The Company will deliver or cause to be delivered to Transferor such documents and instruments as Transferor shall deem reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE 5

POST CLOSING COVENANTS

5.1  Tax Covenants. All Transfer Taxes shall be paid by the Company. Transferor and the Company shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Law.

5.2  Further Assurances. From and after the Closing, the Parties shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.

ARTICLE 6

INDEMNIFICATION

6.1 Survival of Transferor’s Representations, Warranties and Covenants. All representations and warranties of Transferor contained in, or arising out of, this Agreement shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations. All Post-Closing Covenants of Transferor will survive the Closing indefinitely. If the Company provides notice of a claim in accordance with the terms of this Agreement prior to the end of the period of survival set forth in this Section 6.1, then the Liability for such claim will continue until the claim is fully resolved.

6.2 Survival of the Company’s Representations, Warranties and Covenants. All representations and warranties of the Company contained in, or arising out of, this Agreement shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations. All Post-Closing Covenants of the Company will survive the Closing indefinitely. If Transferor provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 6.2, then the Liability for such claim will continue until the claim is fully resolved.

6.3  Indemnification by Transferor. Subject to the terms and conditions set forth in this Article 6, Transferor shall defend and hold harmless the Company and its representatives, successors and permitted assigns (each, a “Company Indemnified Party”), from and against, and shall promptly pay or reimburse each Company Indemnified Party for, any and all Losses sustained or incurred (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) by any Company Indemnified Party resulting from:

(a) any breach of a representation or warranty made by Transferor in this Agreement; or

(b) the failure of Transferor to pay, discharge and perform any of the Excluded Liabilities.

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6.4  Indemnification by the Company. Subject to the terms, conditions and limitations set forth in this Article 6, from and after the Closing, the Company shall indemnify, defend and hold harmless Transferor and its representatives, successors and permitted assigns (each, a “Transferor Indemnified Party”) from and against any and all Losses sustained or incurred by any Transferor Indemnified Party resulting from:

(a) any breach of a representation or warranty made by the Company in this Agreement;

(b) the failure of the Company to pay, discharge and perform any of the Assumed Liabilities; or

(c) the use or operation by the Company of the Contributed Assets.

6.5 Indemnification Procedure for Third Party Claims.

(a)  In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), then such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party within sixty (60) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except, and to the extent that, the Indemnifying Party can show that the failure to give such notification on a timely basis adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, if pursuant to or as a result of such settlement or cessation, (a) injunctive or other equitable relief would be imposed against the Indemnified Party, or (b) each claimant or plaintiff in such Third Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim.

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(b)  Notwithstanding anything contained in Section 6.5(a) to the contrary, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

(i)  the Indemnifying Party must diligently defend such proceeding;

(ii) such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party, and shall not involve any claims related to Taxes, or any claims that are primarily for specific performance or other equitable relief; and

(iii) there does not exist, in the Indemnified Party’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(c) Notwithstanding anything to the contrary contained herein, any Indemnified Party may offset any Losses related to any claims against an Indemnifying Party pursuant to this Agreement, as determined pursuant to a final judgment of a Governmental Authority of competent jurisdiction or written agreement of the Parties hereto, in whole or in part, against any amounts that may otherwise be payable or distributable to the Indemnifying Party by the Indemnified Party.

6.6  Losses. The Losses of an Indemnified Party shall be reduced by the aggregate amount of any insurance proceeds actually received by such Indemnified Party with respect to such Losses.

6.7  Limitations. The aggregate amount of Company Losses for which Transferor shall be liable pursuant to Section 6.3(a) (other than for Losses incurred as a result of the fraud or intentional misrepresentation by a Transferor) shall in no event exceed 10% of the amount set forth in Section 1.3 above.

6.8  Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

6.9  Remedies. Transferor, on the one hand, and the Company, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of fraud or intentional misrepresentation, its sole and exclusive remedy against the other Party(ies) and its or their respective Affiliates relating to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article 6. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

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ARTICLE 7

DEFINITIONS

Definitions. As used in this Agreement,

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Borrower” means each of the Persons listed on Schedule A as “Borrower.”

“Cash” means all cash, cash equivalents and financial instruments with an original maturity date of thirty (30) days or less.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including but not limited to, any successor or substitute federal Tax codes or legislation.

“Collateral” means all right, title and interest in the property belonging to any Borrower or any other party as the same be granted to Transferor by any of the Loan Documents.

“ Consent” means any approval, consent, ratification, waiver, or other authorization.

“Constituent Documents” means the certificate or articles of incorporation and by-laws of any corporate Person, the certificate of formation or articles of organization and limited liability company agreement of any Person that is a limited liability company, and the certificate of limited partnership and partnership agreement of any Person that is a partnership, and any other similar governing or constituent document, as applicable.

“Contract” means any note, bond, mortgage, indenture, loan, contract, factoring arrangement, license, agreement, lease or other instrument or obligation or commitment to which the party in question is a party or by which such party or any of its assets may be bound (in each case, whether written or oral and including any amendments and other modifications of any kind thereto).

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

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“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means any foreign, domestic, state, federal or local government or judicial, administrative, executive, legislative, police, taxing, standards, regulatory or other governmental agency, bureau, board, commission, instrumentality, office, authority, department or other entity or subdivision thereof.

“Indebtedness” means, without duplication, (a) all indebtedness with respect to borrowed money (other than intercompany indebtedness), (b) all indebtedness evidenced by any note, bond, debenture or other debt security, (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of Accounts Receivable; (g) swap or hedging agreements or arrangements, (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h) after giving effect to the Closing, U) all indebtedness of the types referred to in clauses (a) through (b) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (k) any unfunded pension liabilities; and (1) any so-called “change of control” payments.

“Issuer” means each of the Persons listed on Schedule B as “Issuer.”

“Laws” means all laws (including common law), statutes, treaties, rules, regulations, codes and ordinances of the United States, any foreign country or any domestic or foreign state or political subdivision.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether known or unknown, absolute, accrued, contingent, fixed, liquidated, unliquidated or otherwise, or whether due or to become due), including without limitation any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, right of others, encumbrance, easement, title defect, title retention agreement, voting trust agreement, proxy, right of first offer or refusal, or other similar restrictions or limitations, other than restrictions on the offer and sale of securities under federal and state securities Laws.

“Loan Documents” means with respect to any Contributed Loan, the documents identified in Schedule A attached hereto and incorporated herein by reference and: (1) all written contracts, agreements, instruments, and documents relating to the Contributed Loan; (2) all written security agreements, pledge agreements, financing statements, mortgages, deed of trust, assignments of leases and rents, and/or other writings creating, evidencing, or perfecting liens, security interests, pledges, hypothecations, or other encumbrances securing the Contributed Loan; (3) all written guaranties of or indemnification agreements relating to the Contributed Loan which remain in effect as of the Closing Date; (4) all certificates of title, insurance policies, title insurance policies, stock certificates, certificates of deposit, certificates or other evidence of membership interests, certificates or other evidence of partnership interests, and other agreements, instruments, or documents securing the Contributed Loan; (5) all other collateral in the possession of Transferor securing the Contributed Loan; (6) all written disbursement and payment histories relating to the Contributed Loan; (7) all other material collateral documents in Transferor’s possession related to the Contributed Loan or the Collateral that Transferor may have in its possession, and (8) all written amendments, assignments, extensions, and reinstatements of and all supplements to any of the items in (l) through (7) above.

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“Loss” or “Losses” means all actual damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that “Losses” shall exclude punitive and exemplary damages.

“ Notes” means the promissory notes described on Schedule A.

“Permitted Liens” means, with respect to any asset, Taxes imposed with respect to such asset that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which adequate reserves have been established on the applicable financial statement(s).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Post-Closing Covenant” means any covenant, promise, commitment or other obligation (or any portion thereof) made or undertaken by any Party in this Agreement to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

“Preferred Interest” shall have the meaning set forth in the Company Operating Agreement.

“Tax” or “Taxes” means (a) any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such Tax.

“Tax Returns” means any return, declaration, report, schedule, notice, form, claim for refund, or information return or statement (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority.

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“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the transactions contemplated by this Agreement (including recording and escrow fees).

ARTICLE 8

MISCELLANEOUS

8.1  Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived only by subsequent instruments signed by the Parties hereto. No course of dealing between or among any Party shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.2  Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when sent by facsimile or electronic mail (in each case, with confirmation), (c) three (3) business days after being mailed by first-class mail, return receipt requested or (d) one (1) business day after being sent by a nationally recognized overnight courier service by next business day delivery. Notices, demands and communications to any Party shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Transferor:	Legion Select Venture Fund, LLC
c/o Legion Capital Corp.
301 E. Pine Street, Suite 850
Orlando, FL 32801 Attention: James Byrd
Telephone: (407)986-4234
E-mail: jim@legioncapitalcorp.com

Notices to the Company:	Legion Select Holdings, LLC
c/o Legion Capital Corp.
301 E. Pine Street, Suite 850
Orlando, FL 32801 Attention: Paul Carrazone
Telephone: (407)986-4234
E-mail: paulc@legioncapitalcorp.com

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8.3 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other Persons other than the Parties hereto and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provision give any third Persons any right of subrogation or action over or against any Party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

8.4 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.

8.5 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

8.6 Complete Agreement. This Agreement contains the complete agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

8.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile and electronic mail), all of which when taken together shall constitute one and the same instrument.

8.8 Governing Law; Consent to Forum; Waiver of Jury Trial.

(a)       The internal law, not the law of conflicts, of the State of Florida shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The Parties hereby consent and agree that the Circuit Court of Orange/Osceola County, Florida, or the United States District Court for the Middle District of Florida, Orlando Division, shall have exclusive jurisdiction to hear and determine any claims or disputes among the Parties pertaining to this Agreement or to any matter arising out of or related to this Agreement. The Parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which any of them may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED AS PROVIDED IN SECTION 8.2 FOR THE GIVING OF NOTICES TO SUCH PARTY, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE ACTUAL DELIVERY THEREOF AT SUCH ADDRESS.

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(b) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE SCHEDULES OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

8.9       Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors, assigns, heirs, legatees and personal representatives, as the case may be; provided, that this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties.

8.10 Rules of Construction. The following provisions shall be applied where appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof’ and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, subject to the Accounting Practices; (e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any party as the principal drafts person hereof or thereof; (f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; (g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; (h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise; and (j) the symbol “$” and word “dollars” shall mean dollars of the United States of America.

8.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable other Party(ies) hereto. The Parties hereto hereby further acknowledge and agree that each Party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Parties hereto and to enforce specifically the terms and provisions herein against the other Parties hereto in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity without posting of a bond. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

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8.12 Further Assurances. From time to time after the Closing Date, at the request of another Party hereto, without further consideration but at the expense of the Party so requesting, each of the Parties hereto shall execute and deliver to such requesting Party, or shall cause to be executed or delivered to such requesting Party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have executed this Contribution Agreement on the date first written above.

TRANSFEROR:

LEGION SELECT VENTURE FUND, LLC

By:	Legion Select Venture Fund Manager, LLC

By:	/s/ James Byrd
Name:	James Byrd
Title:	Manager

COMPANY:

LEGION SELECT HOLDINGS, LLC

By:	/s/ Paul Carrazone
Paul Carrazone
Title:	Managing Director

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Schedule A

Contributed Loans

Borrower	Promissory Notes (“Notes”)	Execution Date	Original Principal Amount		Current Loan Balance
Abbey of the Holy Goats Brewery, LLC	Amended and Restated Secured Promissory Note Including Financed Equity Repurchase	August 2, 2017	$140,000		$140,000
Delta Aggregate LLC and Delta Materials LLC	Amended and Restated Secured Promissory Note	April 7, 2017	$2,000,000		$2,034,429.94
Moretti Yachts Inc. and Miami Waterways, LLC	Secured Promissory Note	March 8, 2017	$840,000		$908,570.00
Pricepoint Automotive LLC and Pricepoint Finance LLC	Amended and Restated Secured Promissory Note	March 27, 2017	$810,396.49	(1)	$812,574.94
ROO Enterprises, Inc.	Secured Promissory Note	February 21, 2017	$300,000		$298,781.34
Specialized Yacht Sales, LLC	Secured Promissory Note	April 21, 2017	$680,000		$446,348.33
US Aviation Corp and Imperial Airlines	Amended and Restated Secured Promissory Note	September 21, 2017	$1,336,777.86	(2)	$1,339,277.86

(1)  Full principal amount is $1,239,665.58, of which $810,396.49 is owed to Transferor and $429,269.09 is owed to Legion Funding, LLC, an Affiliate of Transferor.

(2)  Full principal amount is $1,860,000, of which $1,336,777.86 is owed to Transferor and $523,338.14 is owed to Legion Funding, LLC, an Affiliate of Transferor.

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Loan Documents

Abbey of the Holy Goats Brewery, LLC

1. Amended and Restated Secured Promissory Note Including Financed Equity Repurchase, dated as of August 2, 2017, by Abbey of the Holy Goats Brewery, LLC, in favor of Transferor, in the original principal amount of $140,000.

2.  Amended Security Agreement, dated as of December 2, 2016, by and between Abbey of the Holy Goats Brewery, LLC, and Transferor.

3. Personal Guaranty, dated as of December 2, 2016, by Kathy L. Davis, in favor of Transferor.

4. Collateral Assignment of Lessee’s Leasehold Interest, dated as of December 2, 2016, by Abbey of the Holy Goats Brewery, LLC, as assignor, and Transferor, as assignee.

5. UCC Financing Statement, filed with the Georgia Secretary of State on September 26, 2016, File No. 1099798, by Transferor, as secured party, and Abbey of the Holy Goats Brewery, LLC, as debtor, evidencing a security interest on all assets of debtor.

Delta Aggregate LLC and Delta Materials LLC

6. Amended and Restated Secured Promissory Note Including Financed Equity Repurchase, dated as of August 2, 2017, by Delta Aggregate LLC and Delta Materials LLC, in favor of Transferor, in the original principal amount of $2,000,000.

7. Security Agreement, dated January 12, 2017 by Delta Aggregate LLC and Delta Materials LLC, in favor of Transferor, as amended by the Amendment to Security Agreement and Mortgage, dated April 7, 2017.

8. Mortgage, dated as of January 12, 2017, by Delta Aggregate LLC, in favor of Transferor, filed with Hendry County, Florida on January 24, 2017, securing real property as described therein, as amended by the Amendment to Security Agreement and Mortgage, dated April 7, 2017.

9. Borrowers and Owners Affidavit by Michael C. DeSimone as Owner, dated January 12, 2017.

10. UCC Financing Statement, filed with the Florida Secured Transaction Registry on January 13, 2017, File No. 201709965205, by Transferor, as secured party, and Delta Aggregate LLC and Delta Materials LLC, as debtors, evidencing a security interest on all assets of debtors located in the State of Florida.

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11. UCC Financing Statement, filed with the Florida Secured Transaction Registry on March 16, 2017, File No. 201700612385, by Transferor, as secured party, and Delta Aggregate LLC, as debtor, evidencing a security interest on all assets of debtor located in the State of Florida.

Moretti Yachts Inc. and Miami Waterways, LLC

12. Secured Promissory Note, dated as of March 8, 2017, by Moretti Yachts Inc. and Miami Waterways, LLC, in favor of Transferor, in the original principal amount of $840,000.

13. Amended and Restated Loan and Equity Purchase Agreement, dated September 15, 2017, by and among Moretti Yachts Inc. and Miami Waterways, LLC, Transferor and Joseph A. Moretti.

14. Security Agreement, dated as of March 8, 2017, by and among Moretti Yachts Inc. and Miami Waterways, LLC, and Transferor, as amended by Addendum to Security Agreement, dated March 8, 2017.

15. Personal Guaranty, dated as of January 12, 2017, by Joseph A. Moretti, in favor of Transferor.

16. UCC Financing Statement, filed with the Florida Secured Transaction Registry on March 9, 2017, File No. 201700533442, by Transferor, as secured party, and Moretti Yachts Inc., as debtor, evidencing a security interest on all assets of debtor located in the State of Florida.

17. UCC Financing Statement, filed with the Florida Secured Transaction Registry on March 9, 2017, File No. 201700531628, by Transferor, as secured party, and Miami Waterways, LLC, as debtor, evidencing a security interest on all assets of debtor located in the State of Florida.

18. First Preferred Ship Mortgage, dated March 8, 2017, by Moretti Yachts Inc. and Miami Waterways, LLC, in favor of Transferor, on the vessel Slo Gin, filed with the United States Department of Homeland Security-United States Coast Guard-National Vessel Documentation Center on June 28, 2017.

Pricepoint Automotive LLC and Pricepoint Finance LLC

19. Amended and Restated Secured Promissory Note, dated as of March 27, 2017, by Pricepoint Automotive LLC and Pricepoint Finance LLC, in favor of Transferor and Legion Funding, LLC, in the original principal amount of $1,239,665.58.

20. Security Agreement, dated as of March 27, 2017, by and among Pricepoint Automotive LLC and Pricepoint Finance LLC, and Transferor and Legion Funding, LLC.

21. UCC Financing Statement, filed with the Florida Secured Transaction Registry on April 20, 2017, File No. 201700973647, by Transferor, as secured party, and Pricepoint Automotive LLC, as debtor, evidencing a security interest on all assets of debtor located in the State of Florida. [NO UCC AGAINST PRICEPOINT FINANCE LLC FOUND OF RECORD]

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ROO Enterprises, Inc.

22. Secured Promissory Note, dated February 21, 2017, by ROO Enterprises Inc. in favor of Transferor, in the original principal amount of $300,000, as amended by Amended and Restated Loan and Stock Purchase Agreement, dated as of September 21, 2017, by and between Transferor, ROO Enterprises, Inc., and Edward Hru.

23. Security Agreement, dated February 22, 2017, by and between ROO Enterprises and Transferor.

24. Personal Guaranty, dated as of February 21, 2017, by Edward Hru, in favor of Transferor.

25. UCC Financing Statement, filed with the Florida Secured Transaction Registry on February 24, 2017, File No. 201700388272, by Transferor, as secured party, and ROO Enterprises Inc., as debtor, evidencing a security interest on all assets of debtor located in the District of Columbia.

Specialized Yacht Sales, LLC

26. Secured Promissory Note, dated as of April 21, 2017, by Specialized Yacht Sales, LLC, in favor of Transferor, in the original principal amount of $680,000.

27. First Preferred Ship’s Mortgage, dated April 21, 2017, by Specialized Yacht Sales, LLC, in favor of Transferor, on the vessel Competitive Bid III, filed with the United States Department of Homeland Security-United States Coast Guard-National Vessel Documentation Center on June 16, 2017.

28. UCC Financing Statement, filed with the Florida Secured Transaction Registry on May 25, 2017, File No. 201701322208, by Transferor, as secured party, and Specialized Yacht Sales, LLC, as debtor, evidencing a security interest on all assets of debtor located in the State of Florida.

US Aviation Corp. and Imperial Airlines

29. Amended and Restated Secured Promissory Note, dated as of September 21, 2017, by US Aviation Corp. and Imperial Airlines, in favor of Transferor and Legion Funding, LLC, in the original amount of $1,860,000.

30. Amended and Restated Security Agreement, dated as of September 21, 2017, by US Aviation Corp. and Imperial Airlines and between Transferor.

31. Mortgage, dated as of February 17, 2017, by Cheikh T. Niang and Dieynaba Diallo, Borrowers, in favor of Transferor, recorded in Miami-Dade County, Florida on March 8, 2017, securing real property as described therein, as amended by the Amendment to Security Agreement and Mortgage dated September 21, 2017.

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Schedule B

Contributed Equity Interests

Issuer	Equity Interest	Amount of Interest	Issuance Date
Delta Aggregate LLC	Membership Interest	33%	January 12, 2017
Delta Materials LLC	Membership Interest	33%	January 12, 2017
Pricepoint Automotive LLC	Membership Interest	50%	January 3, 2017
Specialized Yacht Sales, LLC	Membership Interest	40%	April 17, 2017

Contributed Constituent Documents

1. Amended and Restated Operating Agreement of Delta Aggregate LLC, dated April 7, 2017, by and between Transferor and Michael DeSimone.

2. Amended and Restated Operating Agreement of Delta Materials LLC, dated April 7, 2017, by and between Transferor and Michael DeSimone.

3. Limited Liability Company Operating Agreement of Miami Waterways, LLC, dated March 8, 2017, by and between Transferor and Joseph A. Moretti.

4. Limited Liability Company Operating Agreement of Pricepoint Automotive LLC, dated January 3, 2017, by and between Transferor and PatKat Investments, LLC.

5. Operating Agreement of Specialized Yacht Sales, LLC, dated April 17, 2017, by and between Transferor and Rick Pineiro.

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